Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated April 20, 2020, with respect to the consolidated financial statements IM Cannabis Corp. (the "Company") as at and for the years ended December 31, 2019 and 2018, in the Registration Statement on Form F-10 of the Company being filed with the United States Securities and Exchange Commission pertaining to the registration of up to an aggregate of US$250,000,000 of common shares, warrants, subscription receipts, debt securities and units of the Company.

/s/ Kost Forer Gabbay & Kasierer

Kost Forer Gabbay & Kasierer
A Member of Ernst & Young Global

March 12, 2021

A member of Ernst & Young Global Limited